SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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MeadWestvaco Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2004

Dear Fellow Shareholders:

You are cordially invited to join us at the 2004 Annual Meeting of Shareholders of MeadWestvaco Corporation. The meeting will begin at 10:00 a.m., local time, on Tuesday, April 27, 2004. The meeting will take place at our World Headquarters at One High Ridge Park, Stamford, Connecticut 06905.

Please vote on all matters listed in the enclosed Notice of 2004 Annual Meeting of Shareholders. This year our proxy material includes two proposals. Your Board of Directors recommends voting FOR Proposal 1, the election of our directors, and FOR Proposal 2, the ratification of the appointment of our independent auditors.

Your interest in your company as demonstrated by the representation of your shares at our Annual Meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and promptly return the enclosed proxy.

Very truly yours,

John A. Luke, Jr.

Chairman and

Chief Executive Officer

Notice of 2004 Annual Meeting of Shareholders

and Proxy Statement

The 2004 Annual Meeting of Shareholders of MeadWestvaco Corporation will be held on Tuesday, April 27, 2004, at 10:00 a.m., local time. Shareholders will be asked to vote on the following matters:

1.	To elect four directors for terms of three years each;

2.	To consider and vote upon a proposal to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent auditors for the corporation for the year 2004; and

3.	To transact such other business as may properly come before the Annual Meeting.

All holders of common stock of record at the close of business on March 1, 2004 will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement. A list of those shareholders will be available for inspection at the executive offices of MeadWestvaco and will also be available for inspection at the Annual Meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy.

By Order of the Board of Directors

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 16, 2004

Proxy Statement

MeadWestvaco Corporation

World Headquarters

One High Ridge Park

Stamford, Connecticut 06905

Your Board of Directors is providing you with this Proxy Statement in connection with the Board’s solicitation of proxies for the Annual Meeting of Shareholders of MeadWestvaco Corporation (“MeadWestvaco” or the “company”) to be held on April 27, 2004. On or about March 16, 2004, we will mail the Proxy Statement, a proxy card, and the Annual Report of MeadWestvaco for the year 2003 to shareholders of record of MeadWestvaco common stock at the close of business on March 1, 2004. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who is entitled to vote at the meeting?

Only holders of record of MeadWestvaco’s common stock at the close of business on March 1, 2004 will be entitled to vote.

What are the voting rights of the holders of MeadWestvaco common stock?

Each share of outstanding common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Attendance at the meeting will be limited to holders of record as of March 1, 2004, or their authorized representatives (not to exceed one per shareholder), management, the board and guests of management.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. As of the record date, March 1, 2004, 201,069,018 shares of MeadWestvaco common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 100,534,510 votes will be required to establish a quorum.

How do I vote?

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered shareholder (that is, if you hold your stock in certificate form, in safekeeping or if you participate in the MeadWestvaco Savings Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically is 5:00 p.m., Eastern Daylight Savings Time, on April 26, 2004. If your shares are held in “street name”, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of MeadWestvaco, or by attending and voting at the Annual Meeting.

What vote is required to approve each item?

Election of Directors.    The four director nominees receiving the highest number of all votes cast for directors will be elected. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.    The affirmative vote of a majority of the votes cast by the holders of common stock is required to approve the other matters to be acted upon at the Annual Meeting. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes”, however, will be counted in determining whether there is a quorum.

What are the Board’s recommendations?

All shares of MeadWestvaco common stock entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of directors (see Item 1); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for 2004 (see Item 2).

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. The company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Ownership of Directors and Executive Officers

How much stock do the company’s directors and executive officers own?

The following table shows the amount of MeadWestvaco common stock beneficially owned, unless otherwise indicated, by our directors, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

Name	Shares Beneficially Owned (1)	Options Exercisable Within 60 Days	Percent of Shares
Directors
John G. Breen (2)	21,238	7,863	*
Michael E. Campbell (2)	12,113	8,820	*
Dr. Thomas W. Cole, Jr. (2)	17,497	14,640	*
Duane E. Collins (2)	14,265	5,830	*
William E. Hoglund (2) (3)	19,290	7,863	*
James G. Kaiser (2)	15,774	7,863	*
Richard B. Kelson (2)	7,085	4,455	*
John A. Krol (2)	16,079	7,863	*
Susan J. Kropf (2)	16,056	7,863	*
Douglas S. Luke (2) (4)	66,813	11,730	*
John A. Luke, Jr. (5)	1,076,169	928,593	*
Robert C. McCormack (2)	8,718	4,455	*
Lee J. Styslinger, Jr. (2)	56,978	7,863	*
Jane L. Warner (2)	13,762	9,499	*
J. Lawrence Wilson (2)	15,969	7,220	*
Richard A. Zimmerman (2)	20,362	14,640	*

Other Named Executive Officers
James A. Buzzard (6)	250,324	231,118	*
Rita V. Foley (6)	106,120	94,266	*
Raymond W. Lane (6)	348,964	309,843	*
Mark T. Watkins (6)	79,235	71,464	*
All Directors and Executive Officers as a Group (27 persons)	2,870,902	2,350,007	1.4%

*	Less than 1% of MeadWestvaco common stock.
(1)	Information concerning beneficial ownership of shares is as of March 1, 2004, the most recent practicable date. Includes the number of shares of which such person has the right to acquire beneficial ownership as of March 1, 2004, and which such person has the right to acquire beneficial ownership of within 60 days thereafter (such shares are also set forth in the column “Options Exercisable Within 60 Days”).
(2)	Each non-employee director holds 2,323 stock units (representing the same number of shares of MeadWestvaco common stock) granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. There are no voting rights associated with these units. The rights of each non-employee director in respect of these stock units are vested at all times, and distributions of the stock units are required to be made in MeadWestvaco common stock on the earliest practicable date following the end of the calendar quarter in which the director’s board membership is terminated.

(3)	Includes 2,000 MeadWestvaco shares held indirectly by Mr. Hoglund through an IRA.
(4)	Includes 22,278 MeadWestvaco shares held in a trust of which Mr. Luke is a co-trustee.
(5)	Includes 26,986 MeadWestvaco shares held indirectly through employee benefit plans and 21,681 shares held in trust for members of Mr. Luke’s immediate family.
(6)	Includes MeadWestvaco shares held indirectly through employee benefit plans by Messrs. Buzzard, Lane, Watkins and Ms. Foley in the amounts of 17,847 shares, 5,926 shares, 1,272 shares, and 2,757 shares, respectively.

Ownership of Certain Beneficial Owners

Who are the largest owners of the company’s stock?

The following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of the company’s common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated.

	Shares	Percent of Class*
Capital Research and Management Company** 333 South Hope Street Los Angeles, CA 90071	22,472,200	11.2%

AXA Financial, Inc. and related entities*** 1290 Avenue of the Americas New York, NY 10104	18,536,155	9.2%

*	As of March 1, 2004
**	Based on Schedule 13G/A filed by Capital Research and Management Company on February 13, 2004.
***	Based on Schedule 13G/A filed by AXA Financial, Inc. and related entities on February 10, 2004.

The MeadWestvaco stock ownership plans for salaried and hourly employees held, as of March 1, 2004, an aggregate amount of 18,414,192 MeadWestvaco shares, or 9.2% of the total outstanding, for which full voting rights are exercisable by members of the plans. As of that date, there were approximately 20,947 participants in these plans.

Corporate Governance

1.    Election of directors

Four directors will be elected to hold office for the terms set forth below. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the four nominees for directors listed on the following page.

The present nominees, William E. Hoglund, Douglas S. Luke, Robert C. McCormack, and Jane L. Warner, if elected, will be elected for terms expiring at the 2007 Annual Meeting of Shareholders. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons, if any, as the Board of Directors may recommend.

Michael E. Campbell, Dr. Thomas W. Cole, Jr., Duane E. Collins, Susan J. Kropf, and J. Lawrence Wilson, will continue to serve for a term expiring at the 2005 Annual Meeting. John G. Breen, James G. Kaiser, Richard B. Kelson, John A. Krol, and John A. Luke, Jr., will continue to serve for a term expiring at the 2006 Annual Meeting.

All of the preceding 14 persons currently serve as directors of MeadWestvaco and have done so since the combination of Mead and Westvaco was completed in January 2002. Lee J. Styslinger, Jr. and Richard A. Zimmerman, will retire from the Board immediately prior to the Annual Meeting. Set forth below is the principal occupation of, and certain other information regarding the nominees and the other directors who will continue to serve after the Annual Meeting.

Nominees for Election as Directors

for a Term of Three Years Expiring in 2007

Name	Age*	Director of MeadWestvaco Since
WILLIAM E. HOGLUND	69	2002

Director and Executive Vice President, Corporate Affairs and Staff Support Group, General Motors Corporation, 1992-1995. Director: Capital Automotive REIT. Trustee: The Sloan Foundation.

DOUGLAS S. LUKE	62	2002

President and Chief Executive Officer, HL Capital, Inc., since 1999, a private investment company with diversified interests in marketable securities and private equities. President and Chief Executive Officer, WLD Enterprises, Inc., 1991-1998, a private investment company with generally similar interests. Director: Regency Centers Corporation. Trustee: National Outdoor Leadership School.

ROBERT C. McCORMACK	64	2002

Partner, Trident Capital, a private equity investment firm, since 1993. Director: DeVry, Inc., Illinois Tool Works, Inc., The Northern Trust Corporation, CCBN.com, The Revere Group, The Rehabilitation Institute of Chicago.

JANE L. WARNER	57	2002

President, EDS Global Manufacturing Industries Group, since 2002; Managing Director, Automative Industry Group, 2000-2002. President, Kautex Textron, North America, 1998-1999. Executive Vice President, Textron Automotive Company, 1994-1999. Director: Original Equipment Supplier Association. Trustee: Kettering University.

* Ages	of directors are as of March 1, 2004.

Directors Whose Terms Expire in 2005

Name	Age*	Director of MeadWestvaco Since
MICHAEL E. CAMPBELL	56	2002

Chairman, President and Chief Executive Officer, Arch Chemicals, Inc., since 1999. Executive Vice President, Olin Corporation, 1996-1999. Director: American Chemistry Council.

DR. THOMAS W. COLE, JR.	63	2002

President Emeritus since 2002 and President, Clark Atlanta University, 1989-2002. Trustee: Knoxville College, Africa University, Andrew College.

DUANE E. COLLINS	67	2002

Chairman, Parker Hannifin Corporation, since 1999; Chief Executive Officer, 1993-2001; President, 1993-2000. Director: National City Corporation, The Sherwin-Williams Company, MTD Holdings Inc.

SUSAN J. KROPF	55	2002

President and Chief Operating Officer, Avon Products, Inc., since 2001; Chief Operating Officer, North America and Global Business Operations, 1999-2001; Executive Vice President and President, North America, 1998-1999; Executive Vice President and President, Avon U.S., 1997-1998. Director: Avon Products, Inc., The Sherwin-Williams Company, Wallace Foundation.

J. LAWRENCE WILSON	67	2002

Chairman and Chief Executive Officer, Rohm and Haas Company, 1988-1999. Director: Cummins Inc., The Vanguard Group of Investment Companies, AmerisourceBergen Corporation.

* Ages	of directors are as of March 1, 2004.

Directors Whose Terms Expire in 2006

Name	Age*	Director of MeadWestvaco Since
JOHN G. BREEN	69	2002

Chairman, The Sherwin-Williams Company, 1980-2000; Chief Executive Officer, 1979-1999. Director: Parker Hannifin Corporation, Goodyear Tire & Rubber Company, The Stanley Works, The Sherwin-Williams Company, The Armada Fund.

JAMES G. KAISER	61	2002

Chairman and Chief Executive Officer, Avenir Partners, Inc., since 1998. Manager, Kaiser Ridgeway LLC, since 2002, Ridgeway Avenir, LLC, since 2001. Chairman and Chief Executive Officer, Pelican Banners & Signs, Inc., 2001-2003. President and Chief Executive Officer, Quanterra Incorporated, 1994-1996. Director: Sunoco, Inc., Toyota Lexus Minority Dealers Association, Kaiser Services LLC, Executive Leadership Council.

RICHARD B. KELSON	57	2002

Executive Vice President and Chief Financial Officer, Alcoa, Inc., since 1997. Executive Vice President, Environment, Health and Safety and General Counsel, 1994-1997. Director: PNC Financial Services. Trustee: Carnegie Mellon University.

JOHN A. KROL	67	2002

Chairman of E.I. du Pont de Nemours and Company, 1997-1998; Chief Executive Officer, 1995-1998; President, 1995-1997. Director: Armstrong World Industries, Inc., Milliken & Company, Inc., ACE Insurance, Ltd., Tyco International Ltd. Trustee: University of Delaware.

JOHN A. LUKE, JR.	55	2002

Chairman and Chief Executive Officer, MeadWestvaco Corporation, since 2002. Chairman, President and Chief Executive Officer, MeadWestvaco, 2002-2003. Chairman, President and Chief Executive Officer, Westvaco Corporation, 1996-2002; President and Chief Executive Officer, 1992-1996. Director: American Forest and Paper Association, The Bank of New York, The Timken Company, Factory Mutual Insurance Company, United Negro College Fund. Trustee: Lawrence University, American Enterprise Institute for Public Policy Research.

* Ages	of directors are as of March 1, 2004.

Director Compensation

How are directors compensated?

Effective 2004, each non-employee director of MeadWestvaco receives $50,000 as an annual cash payment for services as a director. Board members may elect to defer this compensation under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. Directors have the opportunity to defer all or a portion of their annual cash retainer. Directors who are also employees of the company receive no additional compensation for service as a director.

Each year, non-employee directors receive a grant of MeadWestvaco stock units equivalent to $60,000 at the time of grant. Distributions of the stock units are made in MeadWestvaco common stock upon termination of a director’s board membership.

How are Committee Chairs and Audit Committee members compensated?

In addition to the compensation described above, the MeadWestvaco Audit Committee Chair receives a $20,000 annual retainer, the Chair of the Compensation and Organization Development Committee receives a $15,000 annual retainer, and the Chair of each of the other standing Committees of the Board receives an annual retainer of $10,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $5,000.

How often did the Board meet during 2003?

During 2003, the Board of Directors of MeadWestvaco met six times, and no incumbent director attended fewer than 78% percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2003 while he or she was a director and (2) the total number of meetings held in 2003 by all committees of the Board of Directors on which he or she served while he or she was a director.

Board Committees

What committees has the Board established?

MeadWestvaco currently has five principal standing committees of the Board of Directors: Audit; Compensation and Organization Development; Finance; Nominating and Governance; and The Committee on Safety, Health and the Environment. Each of these committees operates under a written charter adopted by the Board and included on the company’s website. Print copies are available upon request. MeadWestvaco also has an Executive Committee that may be convened under certain circumstances when a special meeting of the Board is not practical or is not warranted.

The current members of the Board committees are as follows:

Audit	Finance
Michael E. Campbell, Chairman	Douglas S. Luke, Chairman
Duane E. Collins	John G. Breen
James G. Kaiser	Michael E. Campbell
Richard B. Kelson	William E. Hoglund
Lee J. Styslinger, Jr.	Robert C. McCormack
Jane L. Warner	J. Lawrence Wilson
(all non-employee directors)	(all non-employee directors)

Compensation and Organization Development	Nominating and Governance
John G. Breen, Chairman	Richard A. Zimmerman, Chairman
Dr. Thomas W. Cole, Jr.	William E. Hoglund
Duane E. Collins	John A. Krol
Susan J. Kropf	Susan J. Kropf
Robert C. McCormack	J. Lawrence Wilson
Lee J. Styslinger, Jr.	(all non-employee directors)
Richard A. Zimmerman
(all non-employee directors)

Executive	Safety, Health and Environment
John A. Luke, Jr., Chairman	John A. Krol, Chairman
John G. Breen	Dr. Thomas W. Cole, Jr.
Michael E. Campbell	James G. Kaiser
John A. Krol	Richard B. Kelson
Douglas S. Luke	Jane L. Warner
Richard A. Zimmerman	(all non-employee directors)

The functions of the current Board committees are as follows:

Audit Committee

Assists the Board of Directors in fulfilling its responsibilities to shareholders, potential shareholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. The Committee assists the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent auditors and (4) the performance of the company’s internal audit function and independent auditors. The Audit Committee also has sole authority to appoint and replace the independent auditors, subject to shareholder ratification. None of the members serve on more than three audit committees. All members are “financially literate” under New York Stock Exchange listing standards, and at least one member has such accounting or related financial management expertise as to be considered a “financial expert” under Securities and Exchange Commission rules. The Board has designated the Audit Committee Chair, Michael E. Campbell, and Richard B. Kelson as “audit committee financial experts” as a result of their experience in senior corporate executive positions with financial oversight responsibilities, including as Chief Executive Officer of Arch Chemicals, Inc. and Chief Financial Officer of Alcoa, Inc., respectively. The Audit Committee met six times in 2003.

Compensation and Organization Development Committee

Reviews and approves the company’s compensation philosophy. It is charged with the responsibility for assuring that officers and key management personnel are effectively compensated in terms that are motivating, internally equitable and externally competitive. The Committee approves compensation of senior management, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Committee generally oversees policies and practices of the company that advance its organization development, including those designed to achieve the most productive engagement of the company’s workforce and the attainment of greater diversity. The Compensation and Organization Development Committee met six times in 2003. Please refer to the report of the Compensation and Organization Development Committee below.

Executive Committee

Provides for the exercise of certain powers of the Board between meetings of the Board when a special meeting of the Board is not practical or is not warranted. The Executive Committee did not meet in 2003.

Finance Committee

Oversees the company’s financial affairs and recommends those financial actions and policies that are most appropriate to accommodate the company’s operating strategies while maintaining a sound financial condition. The Committee reviews the company’s financial forecasts and budgets as well as strategic actions proposed by the company’s management. The Committee also reviews funding recommendations concerning the salaried and hourly pension plans together with the investment performance of such plans and the company’s risk management policies and practices. The Finance Committee met four times in 2003.

Nominating and Governance Committee

Studies and makes recommendations concerning the qualifications of all directors, selects and recommends candidates for election and re-election to the Board, and persons to fill vacancies on the Board, as well as the compensation paid to non-employee directors. The Committee also reviews and considers other matters of corporate governance, including trends and emerging expectations, as well as what may be deemed best practices. In advising the Board and management, the Committee may consider a range of governance matters, including Board structure, Board composition, committees and criteria for committee appointment, Board meeting policies, and the ongoing relationship between the Board and management. The Nominating and Governance Committee met four times in 2003.

The Committee on Safety, Health and the Environment

Reviews implementation of the company’s workplace safety and health program. The Committee also reviews the stewardship of the company with respect to conservation of natural resources and its ability to protect the natural environment. The Committee receives regular reports from management, reviews safety, health and environmental matters with management, including the company’s compliance record and programs, and makes recommendations as needed. The Committee on Safety, Health and the Environment met three times in 2003.

Corporate Governance Principles

In February 2003, the Board of Directors adopted MeadWestvaco’s Corporate Governance Principles, addressing, among other things, standards for evaluating the independence of the company’s directors. The full text of the Principles is included in this Proxy Statement as Annex A.

Pursuant to the Principles, the Board, with the support of the Nominating and Governance Committee, reviewed the independence of directors in February 2004. Transactions and relationships during the prior year between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under “Certain Relationships and Related Transactions” below were considered. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that, with the exception of John A. Luke, Jr., the Chairman and Chief Executive Officer of the company, all of the directors, including each of the members of the Audit, Compensation and Organization Development and Nominating and Governance Committees, are independent of the company under the standards set forth in the Corporate Governance Principles and the New York Stock Exchange listing standards.

MeadWestvaco Nominating and Governance Committee

Charter

The Board of Directors of MeadWestvaco adopted a Nominating and Governance Committee charter on January 30, 2002 that was amended by a resolution of the Board on February 25, 2003. The Nominating and Governance Committee charter is included on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/ngCommittee. The charter sets forth the purposes, goals and responsibilities of the Committee. The charter also provides that the Committee annually evaluate its performance. In accordance with the company’s Corporate Governance Principles, the members of the Nominating and Governance Committee are required to be independent directors under the criteria established by the Board, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission.

Director Candidates

In accordance with the Corporate Governance Principles, the Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors in accordance with its charter. The Committee is dedicated to periodically reviewing with the Board the requisite qualifications of Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of experience, judgment, knowledge and diversity in the context of the needs of the Board. General criteria for the nomination of all director candidates include:

•	the highest integrity and ethical standards;

•	the ability to provide wise and informed guidance to management;

•	a willingness to pursue thoughtful, objective inquiry on important issues before the company; and

•	a range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

Given the current size of the Board, it did not consider adding new members in 2003.

Shareholder Nominations

The Nominating and Governance Committee will consider shareholder nominees to the Board of Directors. Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the company, not later than (i) with respect to an election to be held at an annual meeting, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Corporation if so elected. While shareholders’ nominations of directors are treated in the same manner as other nominees for director, the chairman of the shareholders’ meeting may refuse to acknowledge the shareholder nomination of any person not made in compliance with the foregoing procedures.

Code of Conduct

The MeadWestvaco Code of Conduct applies to all MeadWestvaco directors and employees worldwide, including the Chief Executive Officer and the Chief Financial Officer. These policies and principles support the company’s core values of integrity, respect for the individual, commitment to excellence and teamwork. The Code of Conduct can be found on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/conduct, and print copies are available upon request.

Contact MeadWestvaco Board

Anyone who wants specifically to raise a concern to the non-management members of the Board of Directors, including concerns about the company’s accounting, internal accounting controls or auditing matters, may contact the Chair of the Audit Committee directly. Such communications will also be received and reviewed by the General Counsel and treated as confidentially as possible, consistent with ensuring appropriate and careful review of the matter. Communications may be anonymous. The Chair of the Audit Committee will report as appropriate to the Board of Directors regarding such concerns. The company’s Code of Conduct prohibits any employee from taking any adverse action against anyone who in good faith raises a concern about business integrity.

To convey a concern to the Chair of the Audit Committee, you may call 1-888-536-1502, or write to: Audit Committee Chair/MeadWestvaco Corporation/Attention: General Counsel/World Headquarters/One High Ridge Park/Stamford, CT 06905. If preferred, concerns may be emailed using the form set forth at the following web address: http://www.meadwestvaco.com/shared/contactboard.nsf/email. Inclusion of your name and email address is optional.

Director Attendance at Annual Meetings

Directors are invited and encouraged to attend the company’s Annual Meeting of Shareholders. In April 2003, 14 directors of a total of 16 directors attended.

Executive Sessions

The non-management directors meet in executive session after each regularly scheduled Board meeting during the year. Effective with the 2004 Annual Meeting, the director who presides at these meetings is chosen by annual rotation from among the chairmen of the following Board Committees: Audit, Compensation and Organization Development and Nominating and Governance. The presiding director chairs the executive sessions and reports back as appropriate to the Chief Executive Officer.

Certain Relationships and Related Transactions

The Board, at the recommendation of the Nominating and Governance Committee, has determined that all of the non-employee directors are independent of the company under the standards set forth in the Corporate Governance Principles. None of the company’s non-employee directors are executive officers at a company where the annual sales to, or purchases from, MeadWestvaco are greater than one percent of either MeadWestvaco’s 2003 annual revenues or the 2003 annual revenues of the company at which he or she serves as an executive officer. MeadWestvaco regularly enters into transactions in the ordinary course of business with companies at which some of its directors serve as executive officers, including Arch Chemicals, Inc., where Michael E. Campbell is Chairman, President and Chief Executive Officer, Avon Products, Inc., where Susan J. Kropf is President and Chief Operating Officer, and Alcoa, Inc., where Richard B. Kelson is Executive Vice President and Chief Financial Officer. MeadWestvaco believes that the terms of these transactions are no more or less favorable to MeadWestvaco than the terms of any other arms-length transaction, and the Board does not believe that its non-employee directors have any direct or indirect material interest in any of these transactions. None of the company’s non-employee directors serve as officers, directors or trustees of a charitable organization where the company’s charitable contributions to the organization are greater than one percent of that organization’s total annual operating budget. Dr. Thomas W. Cole, Jr., is the President Emeritus of Clark Atlanta University. In 2003, the MeadWestvaco Foundation (a charitable trust established by the company) made the fifth annual installment in a six-year pledge to Clark Atlanta University. Douglas S. Luke is a distant relative of John A. Luke, Jr., the Chairman and Chief Executive Officer of the company. Douglas S. Luke is not an “immediate family member” of John A. Luke, Jr., under the independence standards set forth in the company’s Corporate Governance Principles and the New York Stock Exchange listing standards.

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee

The Audit Committee consists of six members of the company’s Board of Directors. Each member of the Audit Committee is independent and possesses other qualifications as required by the New York Stock Exchange. All of the members of the Audit Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Audit Committee operates under a written charter adopted by the Board of Directors.

The primary function of the Audit Committee is to assist the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent auditors and (4) the performance of the company’s internal audit function and independent auditors.

Review of the Company’s Audited Financial Statements for the Year Ended December 31, 2003

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers LLP, the company’s independent auditors for 2003, is responsible for auditing those financial statements. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees). The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from MeadWestvaco and its management. The Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee of MeadWestvaco reviewed and discussed the foregoing as reflected in the minutes of the Audit Committee, and on the basis of that review and those discussions, recommended to the Board of Directors that the audited financial statements of MeadWestvaco for the year ended December 31, 2003 be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing by MeadWestvaco with the United States Securities and Exchange Commission.

The Audit Committee met six times in 2003. The Audit Committee met in executive sessions with the independent auditor and the director of internal audit six times in 2003 to review, among other things, staffing, the audit plan and reports on effectiveness of internal financial controls.

In June 2003, the Audit Committee approved, and in October 2003 it amended and restated, the company’s Audit Committee Pre-Approval Policy, which is included in this Proxy Statement as Annex B.

MeadWestvaco incurred the following fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002:

	Year ended December 31, 2003	Year ended December 31, 2002
Audit fees	$4,005,000	$3,620,000

Audit-related fees
Audits of employee benefit plans	$278,000	$300,000
Other attest services	240,000	120,000
Divestiture audit	0	210,000
Closing balance sheet audit	116,000	0
SAP control review	0	156,000
Sarbanes-Oxley Section 404 planning and review of internal controls documentation	300,000	0
Other audit-related	21,000	37,000

Total audit-related fees	$955,000	$823,000

Tax fees
Tax archiving and warehousing system	$32,000	$670,000
Tax compliance and other matters	400,000	500,000

Total tax fees	$432,000	$1,170,000

All other fees
Controls evaluation and review	$0	$200,000

Total all other fees	$0	$200,000

The Audit Committee approved 100% of the audit related, tax and other services conducted by PricewaterhouseCoopers LLP during 2003 and 2002.

The Audit Committee concluded that the provision of non-audit services in 2003 and 2002 by PricewaterhouseCoopers LLP was compatible with their independence.

Submitted by:

Michael E. Campbell, Chairman	Richard B. Kelson
Duane E. Collins	Lee J. Styslinger, Jr.
James G. Kaiser	Jane L. Warner

2.    Proposal to ratify appointment of independent auditors

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as independent auditors for the company for 2004 subject to approval by the shareholders at the 2004 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the company’s independent auditors, and received $5,392,000 in fees and expenses during the year ended December 31, 2003. The Audit Committee has been advised by PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the company or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP plan to attend the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the shareholders do not ratify this appointment, the Audit Committee will consider the appointment of other independent auditors.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

Executive Compensation

Report of the Compensation and Organization Development Committee

The Compensation and Organization Development Committee, a Board committee, consists of seven members of the company’s Board of Directors, none of whom is or has been at any time an employee of the company or its subsidiaries, and none of whom is receiving any compensation from the company or its subsidiaries other than as a director. All of the members of the Compensation and Organization Development Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Committee is charged with the responsibility for assuring that the company’s executive officers are effectively compensated in terms that are motivating, externally competitive and internally equitable. The Committee is responsible for the consideration and approval of all compensation of senior management, setting the criteria for awards under incentive compensation plans and determining whether such criteria have been met, overseeing matters relating to the company’s equity program, and reviewing the management of, and proposed changes to, the company’s various employee benefit plans. In addition, the Committee oversees the development of the company leadership succession plan and employee relations strategies.

Compensation Philosophy

MeadWestvaco’s executive compensation programs are designed to give executives strong incentives to achieve the company’s business objectives thereby increasing the value of the company for its shareholders over the long term. The contribution of an individual to the execution of corporate strategies, and to the pursuit of these objectives, continues to be a principal basis upon which the Committee evaluates executive job performance and, therefore, is a significant factor in determining salaries, incentive awards, and equity grants. The company also views its compensation programs as critical tools to recruit and retain key executive talent.

The incentive compensation program includes annual and long-term performance-based incentives paid in cash, as well as equity-based compensation. The Committee believes that a significant portion of its senior executives’ compensation must reflect a focus on sustained operational excellence, reward competitive long-term financial results, and be linked to the returns realized by shareholders.

Total Compensation

In order to gauge the competitiveness of the company’s executive compensation program, management annually reviews the total compensation of executive officers, including the Chairman and Chief Executive Officer, with a peer group of companies and the performance of that group and compares it to the company’s executive compensation and performance. For 2003, this review compared the company to a group of paper and packaging companies also including basic materials companies. Management also assessed the individual performance and retention issues for each executive. Management reported the results of its competitiveness review and individual assessments to the Committee, and presented recommendations for adjustments to total compensation and the specific components thereof. In addition, the Committee reviewed compensation data of comparable companies supplied by an independent compensation consultant in making decisions with respect to compensation levels. Based upon management recommendations, as appropriate, and the data supplied by an independent consultant, the Committee established executive compensation levels for 2003, taking into account individual job performance and the competitive dynamics of executive recruitment and retention. While competitive data is useful in this exercise, the Committee uses such information as a data point only and not the principal basis for establishing or adjusting executive compensation levels.

Cash Compensation

Cash compensation has three components: base salaries, annual incentive awards and long-term incentive awards. The amount of each of these components is established pursuant to the total compensation review process described above, taking into account the base salaries and annual and long-term awards paid by comparable companies with particular emphasis on each individual’s performance and company performance levels.

The company’s annual and long-term cash incentive compensation is paid pursuant to the MeadWestvaco Corporation Annual and Long-Term Incentive Plan, which has been approved by shareholders and which is designed to allow full deductibility of awards for federal income tax purposes. See “Deductibility of Executive Compensation” below. Annual and long-term awards for the current year are earned by participants based upon the achievement of annual objective company performance goals established by the Committee, as well as upon their individual performance.

For 2003, the Committee established performance goals for annual incentives based upon measures that reflected the financial and operational priorities for the company which the Board had reviewed and approved. They included targets for operating income, capturing integration cost synergies, debt reduction, including a stronger capital structure, and improved workplace safety. For long-term incentives, the Committee established performance goals based upon targeted improvements in capital strength, return on capital employed and the performance of the company’s common stock as reflected in the company’s total shareholder return as compared to that of other companies within a designated group of paper and packaging industry peers.

The Committee reviewed the company’s 2003 performance as compared to these goals, and, based upon the Plan formula, approved annual incentive awards which were paid in February 2004. As a result of the challenging market conditions, the annual plan targets for operating income and debt reduction were not achieved. The Committee noted, however, that the company’s 2003 performance significantly exceeded targets established for integration cost synergies and improved workplace safety. With respect to long-term incentives, the minimum performance goals set for 2003 with respect to return on capital employed, capital management and total shareholder return under the long-term plan were not achieved, and no long-term incentive awards were approved. However, the Committee authorized payment of one-third of the 2002 long-term awards credited to executives’ accounts in 2003 and payment of such amounts was made in February of 2004. The balance of these awards will be eligible for payment over a period of two years subject to the Committee’s review and adjustment based upon the achievement of performance goals established by the Committee covering such time period.

Equity-Based Compensation

In addition to the cash-based incentives described above, the Committee periodically makes grants of equity to executives. In 2003 the Committee awarded stock options and other stock-based compensation awards to 373 employees.

Compensation for the Chairman and Chief Executive Officer

Mr. Luke received compensation for 2003 that included a base salary and incentive compensation. Specific performance criteria (as described under the heading “Cash Compensation” above) were established against which the Committee measured the performance of the Chairman and the Chief Executive Officer for purposes of determining his total compensation and his incentive compensation.

The company made important progress during the year including the formal completion of the MeadWestvaco business integration, attainment of significantly above-target cost synergy capture, an improved capital structure for the company, the development of strategies for each business unit, the development of a corporate-wide profit and productivity initiative to be implemented over a two year period ending in December of 2005 and a significantly improved safety record. Despite this progress, operating income fell short of the company’s financial objectives.

During 2003, Mr. Luke’s base salary was increased by $25,000 to reflect his assumption of the Chairman’s role. This adjusted his base compensation to a salary more competitive with his position and recognized his significant contributions to the company. His incentive compensation was paid pursuant to the MeadWestvaco Corporation Annual and Long-Term Incentive Plan, as described above under “Cash Compensation.” Based upon performance measured against the goals established by the Committee and the terms of the Plan, an annual cash incentive award of $197,900 was paid to Mr. Luke for the 2003 year. Because the goals established under the long-term portion of the Plan were not achieved, no long-term award was approved for Mr. Luke for the 2003 year. However, one-third of his 2002 long-term incentive award, $168,000 (previously credited to his account in 2003), was paid to Mr. Luke in February of 2004. In addition, in January of 2003, as part of an equity award described above, the Committee also granted stock options covering 175,000 shares to Mr. Luke.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code permits a tax deduction to public companies for individual compensation over one million dollars per year paid to a company’s chief executive officer and to the four other most highly compensated executive officers provided the compensation paid is based upon the achievement of objective performance goals under a shareholder-approved arrangement. The company’s incentive program was designed to comply with the requirements for this exemption, permitting full deductibility of all annual and long- term incentive compensation. The Committee does not currently believe that Section 162(m) will affect the company’s tax deductions for compensation in 2003. However, the Committee believes that the company’s compensation programs should be managed in the overall best interests of the company’s shareholders, and it therefore reserves the right to pay non-deductible compensation in the future.

Summary

The Committee believes the caliber and motivation of its executives and all of MeadWestvaco’s employees is extremely important to its ability to meet future challenges and to deliver long-term value to its shareholders. The Committee is convinced that this will continue to be the case in future years. The current compensation program delivers a mix of compensation elements for 2003 (base pay, annual incentive, long-term incentive, equity-based and deferral opportunities) that are effective tools in supporting leadership excellence. The Committee is confident that these elements are key in rewarding executives who contribute to the success of the company.

Submitted By:

John G. Breen, Chairman	Robert C. McCormack
Dr. Thomas W. Cole, Jr.	Lee J. Styslinger, Jr.
Duane E. Collins	Richard A. Zimmerman
Susan J. Kropf

Compensation Committee Interlocks and Insider Participation

The Compensation and Organization Development Committee currently consists of Mr. Breen as Chairman, Dr. Cole, Messrs. Collins, McCormack, Styslinger and Zimmerman and Ms. Kropf. None of our executive officers served as:

(i)	a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation and Organization Development Committee;

(ii)	a director of another entity, one of whose executive officers served on our Compensation and Organization Development Committee; or

(iii)

a member of the compensation committee (or other board committee performing equivalent functions, or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Total Shareholder Return

January 30, 2002-December 31, 2003

Data Source:	Bloomberg

	MWV	S&P Paper Index	S&P 500 Index

Invest @ 1/30/02	$100.00	$100.00	$100.00

Value @ 12/31/02	$80.20	$83.65	$80.55

Value @ 12/31/03	$100.00	$114.76	$103.22

This graph compares the cumulative total return to shareholders on MeadWestvaco common stock from January 30, 2002, the first day of trading of the company’s common stock after the merger, plus reinvested dividends and distributions through December 31, 2003 with the return on the Standard & Poor’s 500 Stock Index (S&P 500) and the Standard & Poor’s Paper & Forest Products Index (S&P Paper Index) (the company’s peer group index) during the same period. This graph assumes $100 was invested on January 30, 2002 in each of the following: the company’s common stock, the S&P 500 Index and the S&P Paper Index. This graph should not be taken to imply any assurance that past performance is predictive of future performance.

Summary Compensation Table

The following table presents information concerning total compensation paid to the Chief Executive Officer and certain other executive officers of the company (collectively, the “named executive officers”). Messrs. Lane and Watkins served with Mead prior to the merger, and Messrs. Luke and Buzzard and Ms. Foley served with Westvaco prior to the merger. This compensation information for periods prior to January 29, 2002 relates to compensation received by the named executive officer while employed by Mead or Westvaco prior to the merger. Prior to the merger, Westvaco’s fiscal year ended on October 31. In connection with the merger, Westvaco changed its fiscal year to a calendar year. As a result, the compensation shown for Messrs. Luke and Buzzard and Ms. Foley prior to 2002 is that paid with respect to Westvaco’s last fiscal year and the last two months of 2001 (which is referred to as the “transition period”). All information related to common stock has been adjusted to reflect the exchange ratios of common stock of Mead and Westvaco for common stock of MeadWestvaco and the company’s assumption of the relevant Mead and Westvaco stock-based benefit plans as of the effective date of the merger.

Long-term Compensation
				Annual Compensation		Awards				Payouts
Name and Principal Position with MeadWestvaco	Year		Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards			Securities Underlying Options	LTIP Payouts	All Other Compensation (4)
John A. Luke, Jr. Chairman and CEO	2003 2002 TP 2001	*	$897,917 875,000 145,833 875,000	$197,900 546,300 — —	$229,035 — — —	$	— — — 298,185	(3)	175,000 50,000 155,200 150,350	$168,000 — — —	$64,941 48,329 6,563 48,329

James A. Buzzard President	2003 2002 TP 2001	*	$583,333 550,000 75,000 450,000	$93,600 311,800 — 150,000	$39,835 — — —		— — — —		55,000 20,000 58,200 48,500	$60,000 — — —	$37,718 31,623 3,375 32,481

Raymond W. Lane Executive Vice President (Retired 1/31/04)	2003 2002 2001		$536,917 489,000 453,000	$50,400 264,200 100,000	$125,450 — —		— — —		55,000 20,000 33,923	$190,100 — —	$(5 28,327 30,327)

Rita V. Foley Senior Vice President	2003 2002 TP 2001	*	$469,417 425,000 70,833 383,333	$216,000 170,000 — —	$28,950 — — —		— — — —		30,000 20,000 33,949 29,099	$20,200 — — —	$26,140 24,258 3,188 21,899

Mark T. Watkins Senior Vice President	2003 2002 2001		$421,200 408,655 236,912	$97,400 90,000 100,000	$108,972 — —		— — —		31,000 20,000 13,071	$29,200 — —	$26,597 22,363 13,602

*	References to “T/P” refer to Westvaco’s two-month transition period from November 1, 2001 through December 31, 2001.

(1)	The awards paid to MeadWestvaco executives for 2003 and 2002 represented an annual incentive payment pursuant to the MeadWestvaco Corporation Annual and Long-Term Incentive Plan. The awards for fiscal year 2001 paid to executives of Westvaco and Mead were made by the Westvaco Compensation Committee and the Mead Compensation Committee, as the case may be, to recognize performance in connection with the then-pending MeadWestvaco merger.

(2)	Other annual compensation represents appreciation in the value of assets held in the executives’ deferred compensation accounts, reflecting the favorable performance of the investment funds in the deferred compensation plan, including the MeadWestvaco Stock Fund.

(3)	This represents the dollar value, on January 16, 2002, of 10,300 shares of restricted Westvaco stock granted to John A. Luke, Jr. (in lieu of a cash bonus), by the Westvaco Compensation Committee in recognition of his service to the company regarding the negotiation of the MeadWestvaco merger during fiscal year 2001, based on the market price of Westvaco common stock on the award date. As of December 31, 2003, the dollar value of the 9,991 shares of MeadWestvaco restricted stock was $315,616.

(4)	With regard to Messrs. Luke, Buzzard and Watkins and Ms. Foley, for 2003 “All Other Compensation” represents an executive life insurance premium of $8,772 for Mr. Luke, $1,890 for Mr. Buzzard, $2,929 for Mr. Watkins and $2,208 for Ms. Foley, and company matches to MeadWestvaco’s Savings Plan and MeadWestvaco’s Deferred Income Plan of the following amounts, respectively, $8,000 and $48,169 for Mr. Luke, $8,000 and $27,828 for Mr. Buzzard, $8,000 and $15,668 for Mr. Watkins, and $8,000 and $15,932 for Ms. Foley. These four executive officers held interests equivalent to a total of 113,573 shares of MeadWestvaco common stock under these plans as of December 31, 2003.

(5)

Effective January 31, 2004, Mr. Lane retired as Executive Vice President of the company. In connection with his retirement, and as a consequence of the change of control resulting from the merger, Mr. Lane received a lump-sum severance payment equal to $2,912,750 and a lump-sum payment of an enhanced pension benefit payment of $1,565,895. These payments were made to Mr. Lane in accordance with the terms of his pre-existing employment agreements with The Mead Corporation. In addition, Mr. Lane received lump-sum payments of the following retirement benefits, which he was entitled to receive whether or not the merger had occurred: a supplemental executive retirement plan benefit of $2,059,615, a non-qualified restoration benefit of $1,835,129, a qualified plan retirement benefit in the amount of $692,748 and $58,846 for accrued but unpaid vacation. Mr. Lane also received $5,435 in executive life insurance premiums and $8,000 and $25,188, respectively, in company matches to qualified and non-qualified savings plans.

Option Grants in the Year Ended December 31, 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Year(2)	Exercise Price ($/Sh)	Expiration Date	5%	10%
John A. Luke, Jr.	175,000	7.90%	$24.00	1/28/2013	$2,641,338	$6,693,708
James A. Buzzard	55,000	2.48%	$24.00	1/28/2013	$830,135	$2,103,737
Raymond W. Lane(3)	55,000	2.48%	$24.00	1/31/2004	$193,640	$427,481
Rita V. Foley	30,000	1.35%	$24.00	1/28/2013	$452,801	$1,147,493
Mark T. Watkins	31,000	1.40%	$24.00	1/28/2013	$467,894	$1,185,743
All Optionees	2,216,350	100%	$23.99		$32,801,735	$83,063,277
All shareholders(4)					$3,030,317,059	$7,679,399,794
Optionees gain as % of all shareholder gain					1.08%	1.08%

(1)	The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of MeadWestvaco’s common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2)	All options are granted at market value on the date of grant and become exercisable ratably over a three-year period beginning twelve months from the date of grant, except as noted below.

(3)	1/3 of those options granted to Mr. Lane (18,333) became vested immediately upon his retirement on January 31, 2004 and expire on January 31, 2009 and 2/3 of those options granted to Mr. Lane (36,667) expired on January 31, 2004.

(4)	As of December 31, 2003, there were 200,897,413 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock’s fair market value of $24.00 on January 28, 2003 when the above options were granted.

Aggregated Option Exercises in Last Year

and December 31, 2003 Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at December 31, 2003(2) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003(2) Exercisable/ Unexercisable
John A. Luke, Jr.	50,924	$256,035	870,256/208,335	$775,095/$994,875
James A. Buzzard	7,274	$37,099	212,782/68,334	$143,687/$312,675
Raymond W. Lane	26,107	$157,344	302,257/68,332	$564,270/$312,675
Rita V. Foley	—	—	84,263/43,334	$30,999/$170,550
Mark T. Watkins	—	—	61,130/44,332	$60,850/$176,235

(1)	The value realized on stock option exercises represents the difference between the grant price of the options and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options exercised. All grants are made at the fair market value of the stock on the date of grant.

(2)	The value of unexercised in-the-money options represents the difference between the grant price of the options and the market price of the underlying security at December 31, 2003, which was $29.69, multiplied by the number of in-the-money options outstanding.

Equity Compensation Plan Information

At December 31, 2003, Shares in thousands	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	18,235	$28.60	3,377
Equity compensation plans not approved by shareholders	—	—	—

Total	18,235	$28.60	3,377

There are no equity compensation plans of the company that have not been approved by shareholders.

Pension Plan Table for Year 2003

MeadWestvaco Corporation

	Years of Service
Remuneration	5	15	20	25	30	35	40
$500,000	$38,700	$116,100	$154,800	$193,400	$232,100	$270,800	$309,500
750,000	58,700	176,100	234,800	293,400	352,100	410,800	469,500
1,000,000	78,700	236,100	314,800	393,400	472,100	550,800	629,500
1,250,000	98,700	296,100	394,800	493,400	550,800	690,800	789,500
1,500,000	118,700	356,100	474,800	593,400	690,800	830,800	949,500
1,750,000	138,700	416,100	554,800	693,400	830,800	970,800	1,109,500

The table above shows the approximate annual retirement benefits payable under the MeadWestvaco Retirement Plan for Salaried Employees based upon the noted compensation levels and years of service. Benefits under the retirement plan become vested after five years of service. Benefits are also reduced by one-half of a participant’s primary Social Security Benefit. These approximated benefits have been calculated assuming the participant retires at age 65, on a straight-life annuity basis without regard to optional forms of payment. Participants are eligible for an unreduced benefit at age 62 with 20 or more years of service. Note that legacy Mead participants receive benefits computed under the prior Mead Retirement Plan formula through December 31, 2002 updated with pay at retirement and under the new MeadWestvaco formula beginning on January 1, 2003.

As of December 31, 2003, Mr. Luke had 25 years of service credit under the plan, Mr. Buzzard had 26 years of service credit under the plan, Ms. Foley had five years of service credit under the plan and Mr. Watkins had seven years of service credit under the plan. At the time of his retirement on January 31, 2004, Mr. Lane had 29 years of service credit under the prior Mead Retirement plan. The Mead Corporation also maintained an unfunded supplemental retirement plan for senior level management personnel who became eligible to participate in the plan after they completed three years of employment in a qualified job classification. The plan provides annual retirement benefits of 55% of a participant’s final average earnings (earnings include bonuses and incentive compensation other than long-term incentive payments, but may not exceed two times base compensation for any year) for the three highest years during the last 11 years of employment, less benefits received from other pension plans of Mead and from pension plans of previous employers. Benefits are also reduced by one-half of a participant’s primary Social Security Benefit. A participant becomes entitled to receive full benefits under this plan after he or she attains age 62.

In January of 2004, the company adopted a supplemental executive retirement plan which covers Messrs. Luke, Buzzard and Watkins and Ms. Foley, the purpose of which is to attract and retain mid-career executives until normal retirement age (65). The plan follows the benefit formula and vesting provisions of the company’s qualified retirement plan formula, but recognizes additional years of service up to a maximum for certain mid-career hires. Under this formula, assuming retirement at normal retirement age, it is possible that Ms. Foley could accrue an additional 12 years of service and Mr. Watkins could accrue an additional 9.75 years of service. Messrs. Luke and Buzzard would not accrue any additional service under this formula. Generally, normal retirement benefits are payable in annuity form subject to reduction for early retirement and offset by other benefits as described in the company’s qualified plan.

Long-Term Incentive Plan

Based upon performance during 2003, no awards for the 2003 year were credited to eligible participants in the long-term incentive plan. The financial performance objectives that had been established for 2003 by the Compensation and Organization Development Committee of the Board of Directors (the “Committee”) related to the following financial performance measures: (1) total shareholder return, (2) return on capital employed, and (3) debt to capital ratio. These goals were not attained in 2003. The same three criteria were used in establishing the performance objectives for 2004. In accordance with Plan design, the Committee authorized payment of one-third of the 2002 long-term awards previously credited in 2003 for all eligible participants, other than Mr. Lane who was entitled to payment of his full 2002 long-term award due to his retirement. The balance of these 2002 awards will be paid out in one-third increments in 2005 and 2006 subject to approval by the Committee.

Change of Control Agreements

Prior to 2002, and before Mead and Westvaco agreed to merge, both companies entered into change of control employment agreements with certain officers, including Messrs. Luke, Buzzard, Lane, Watkins and Ms. Foley. Upon the completion of the merger, MeadWestvaco assumed the obligations under each of these change of control agreements other than Mr. Luke’s, which was superceded by an employment agreement with MeadWestvaco in January of 2002.

Generally, these agreements required Mead and Westvaco to pay severance in the event of qualifying terminations of employment, absent cause, within two or three years following the effective date of the Mead and Westvaco merger. As part of the integration of Mead and Westvaco, MeadWestvaco reviewed existing employment agreements and determined certain modifications were in order with respect to the level of benefit provided under existing agreements.

In November of 2003, MeadWestvaco approved change of control employment agreements for Messrs. Luke, Buzzard, Watkins and Ms. Foley which supercede those maintained by Westvaco, Mead or MeadWestvaco. Mr. Lane, who retired on January 31, 2004, continued to be covered by an agreement with The Mead Corporation.

Under MeadWestvaco’s new change of control agreements, the company agrees to provide severance benefits to designated executive officers in the event of a termination of employment other than for cause within two years following a “change of control event.”

Under the new agreements, if severance is due and payable, the cash payment for Mr. Luke and Mr. Buzzard is equal to an average of three times the officer’s base salary and annual and long-term compensation “actually paid” (rather than target) measured over the three-year period immediately prior to the change of control event, with welfare benefits, including health insurance, continuation for three years. In the case of Mr. Watkins and Ms. Foley, the cash severance multiple is equal to two times this actual compensation average with welfare benefit continuation for two years only. The agreements provide for a reduced severance benefit in the event of a change of control resulting from a merger of equals business combination, as defined in the agreements.

Depending on the change of control event, the executive may also be eligible for an additional supplemental lump-sum pension equal to the benefit he or she would have accrued if the executive continued employment with the company for an additional three years. The agreements also provide that to the extent that any payment or benefit is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code exceeds 110% of the maximum that can be received without the excise tax being imposed, the executive will receive a payment to restore him or her to the after-tax position he or she would have been in had the tax not been imposed.

Mr. Lane’s agreement, which was last amended in December of 2003, preserves certain severance and pension payments payable to him due to his retirement. Under the terms of the most recent amendment, Mr. Lane received an agreed upon lump-sum supplemental executive retirement payment in the amount of $2,059,615 calculated in accordance with the formula in The Mead Corporation Supplemental Executive Retirement Plan.

Change of Control Agreement with Mr. Luke

The terms and conditions of Mr. Luke’s employment are described in his change of control agreement under which he is employed as Chairman and Chief Executive Officer of MeadWestvaco. The agreement has a three-year term beginning on January 29, 2004 with provision for automatic renewal, unless otherwise terminated in accordance with the agreement.

In exchange for his services, Mr. Luke receives an annual base salary and is also entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of MeadWestvaco.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the company’s officers and directors, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. The company’s administrative staff regularly assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely upon a review of the copies of such reports furnished to the company and of such reports in its possession, and of representations by certain reporting persons, the company believes that all of its directors, executive officers and 10% shareholders complied with all filing requirements under Section 16(a) in 2003.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the company. In addition to solicitation by mail, directors, officers and employees of the company may solicit proxies and voting instructions in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The company has retained Georgeson Shareholder Communications, Inc., at an estimated cost of $12,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Shareholder Proposals and Nominations

Shareholder proposals intended for inclusion in next year’s Proxy Statement must be received by the Secretary of the company not later than November 19, 2004. In addition, MeadWestvaco’s bylaws outline procedures that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director at the 2005 Annual Meeting of Shareholders, notice of such nomination must be given to the Secretary of the company not later than 90 days in advance of such meeting. The notice must describe various matters regarding the nominee and conform to requirements specified in the company’s bylaws, a copy of which can be obtained by contacting the Secretary. For a shareholder to bring other business before the 2005 Annual Meeting of Shareholders, notice must be given to the Secretary of the company between December 28, 2004 and January 27, 2005, and must include a description of the proposed business, the reason for conducting such business and other specified matters.

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 16, 2004

ANNEX A

MeadWestvaco

Corporate Governance Principles

The mission of the Board of Directors is to foster the success of MeadWestvaco Corporation, including the enhancement of long-term shareholder value. It is the duty of the Board to oversee the management of MeadWestvaco’s business. These Corporate Governance Principles, as adopted by the Board, present the framework within which directors fulfill their responsibilities and discharge this duty.

Board of Directors Functions

MeadWestvaco’s business is conducted by its officers, managers and employees under the direction of the chief executive officer (CEO) and the oversight of the Board. The Board has seven scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its strategy, plans and prospects, as well as significant issues facing the company. In addition to its general oversight of management, the Board performs a number of specific functions, including:

•	Monitoring the company’s performance

•	Reviewing and approving the company’s strategic plans and financial objectives

•	Selecting, evaluating and compensating the CEO and overseeing CEO succession planning

•	Reviewing and approving, as appropriate, company policies and procedures for maintaining the integrity of the company, including the integrity of financial statements and accountability for compliance with all legal and ethical requirements

•	Reviewing and approving, as appropriate, company policies and procedures for the management of company assets, including human resources

In addition, the Board is a source of advice and guidance to management on significant issues before the company. The Board undertakes a thorough review of the company’s long-term strategic plans and other principal issues before the company during one extended Board meeting each year.

Director Qualifications

The Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors in accordance with its charter. The Committee periodically reviews with the Board the requisite qualifications of new Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of experience, judgment, knowledge, and diversity in the context of the needs of the Board.

General criteria for the nomination of director candidates include:

•	The highest integrity and ethical standards;

•	The ability to provide wise and informed guidance to management;

•	A willingness to pursue thoughtful, objective inquiry on important issues before the company; and

•	A range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

Directors are required to abide by the MeadWestvaco Code of Conduct. Directors are also expected to be shareholders of the company. Individuals who serve on the Board of Directors are expected to commit the time that is necessary to meet the demands of service on the Board. Directors should advise the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board. It is expected that directors who are actively employed will limit their directorships of other public companies to three and directors who are retired will limit their directorships of other public companies to five, in each case, to ensure sufficient time for informed exercise of their Board responsibilities. Effective as of the 2004 annual meeting of shareholders, no director may serve beyond the date of the first annual shareholders’ meeting after attaining age 70.

The Nominating and Governance Committee reviews each director’s continuation on the Board upon completion of the director’s term of service. The Board has not established term limits, because it believes that on balance term limits would sacrifice the contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations. The Nominating and Governance Committee reviews continued service on the Board of any director who experiences a significant change in his or her principal occupation or business association.

Director Independence

The Board has a clear majority of directors who meet the criteria for independence as determined by the Nominating and Governance Committee, consistent with the requirements of the New York Stock Exchange. Directors who do not meet the NYSE’s independence standards can also make valuable contributions to the Board and to the company by reason of their experience and wisdom.

Director Independence Standards

To be considered independent under the NYSE rules, the Board determines that a director does not have any direct or indirect material relationship with MeadWestvaco. The Board has established the following guidelines to assist it in determining director independence solely for the purpose of complying with the NYSE rules.

A director will be independent unless:

(a) within the preceding five years: (i) the director was employed by MeadWestvaco; (ii) an immediate family member of the director was employed by MeadWestvaco as an officer; (iii) the director was employed by or affiliated with MeadWestvaco’s independent auditor; (iv) an immediate family member of the director was employed by MeadWestvaco’s independent auditor as a partner, principal or manager; or (v) a MeadWestvaco executive officer was on the compensation committee of a company which employed the MeadWestvaco director, or which employed an immediate family member of the director as an executive officer; or

(b) he or she: (i) is an executive officer of another company that does business with MeadWestvaco and the annual sales to, or purchases from, MeadWestvaco are greater than one percent of both MeadWestvaco’s annual revenues and the annual revenues of the company at which he or she serves as an executive officer; (ii) is an executive officer of another company which is indebted to MeadWestvaco, or to which MeadWestvaco is indebted, and the total amount of either company’s indebtedness to the other is greater than one percent of the total consolidated assets of either company; or (iii) serves as an officer, director or trustee of a charitable organization, and MeadWestvaco’s charitable contributions to the organization are greater than one percent of that organization’s total annual operating budget.

The Board annually reviews all commercial and charitable relationships of directors. Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

The Board may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards.

For the purposes of these independence standards:

“executive officer” means the company president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other person who performs similar policy-making functions for the company; and “immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone who shares the person’s home.

Director Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the company and its shareholders. The directors expect the company’s executives, as well as its outside advisors and auditors, to conduct their responsibilities in accordance with the highest standards of honesty and integrity, faithfully discharging their obligations to shareholders. The Board also expects management carefully to observe the company’s responsibilities to other interested parties, including employees, customers and the communities in which the company does business.

With guidance from the Board of Directors, the Chair establishes the agenda for each Board meeting. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet when necessary to discharge their responsibilities properly. The Board expects information regarding the business to be conducted at a regularly scheduled Board meeting will ordinarily be distributed at least three days in advance of the meeting.

The nonmanagement directors meet in executive session after each regularly scheduled Board meeting during the year. The director who presides at these meetings is chosen by annual rotation from among the chairmen of the following Board Committees: Audit, Compensation and Organization Development and Nominating and Governance. The presiding director chairs the executive sessions and reports back as appropriate to the CEO.

The Board expects that management speaks for the company. In carrying out their responsibilities, directors have the access they need to management of the company.

Board Committees

The Board shall have at all times an Audit Committee, a Compensation and Organization Development Committee, and a Nominating and Governance Committee. The Nominating

and Governance Committee shall determine that each of the members of these committees is an independent director under the criteria established by the Board, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Board also has a Finance Committee and a Committee on Safety, Health and the Environment. These five committees meet regularly. Finally, there is an Executive Committee which does not ordinarily meet but may be convened under certain circumstances when a special meeting of the Board is not practical or is not warranted.

Committee members are appointed by the Board upon recommendation of the Nominating and Governance Committee with consideration of the qualifications and independence of individual directors. There shall be regular rotation of committee assignments for members of the Board. The Nominating and Governance Committee annually reviews committee assignments and considers the rotation of the Chairs and members with a view toward balancing the benefits of diversity of experience and perspective with continuity and requisite expertise. It is the expectation of the Board that an individual will not chair a committee for more than five consecutive years.

Each committee has its own charter. The charters set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters also provide that each committee annually evaluates its performance.

The Chair of each committee, in consultation with management and the committee members, determines the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with management, is responsible for the committee’s agenda.

The Board recognizes that, in certain circumstances, it may be appropriate for the Board or its committees to retain advisors who have no relationships with the company’s management. For this reason, the Board and each of the Audit, Compensation and Organization Development, and Nominating and Governance Committees have the authority, upon their own initiative, to engage independent legal, financial or other advisors.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Compensation

The form and amount of director compensation is consistent with industry standards and is recommended by the Nominating and Governance Committee to the Board in accordance with the policies and principles set forth in its charter. The Nominating and Governance Committee conducts an annual review of director compensation. In discharging its duty, the Committee is guided by two goals: compensation should fairly pay directors for work required in a company of MeadWestvaco’s size and scope and compensation should align directors’ interests with the long-term interests of shareholders. Accordingly, a substantial portion of directors’ compensation is in the form of equity.

Director Orientation and Continuing Education

The company is expected to have an appropriate orientation program for new directors. Reflecting a commitment to continuing education of the Board, management is expected to ensure that all directors, including those newly appointed, are familiar with the company’s strategic plans, business and operations, its significant financial, accounting and risk management issues, its compliance programs, its principal officers, and its internal and independent auditors. Director orientation and continuing education includes, as is practical, visits to significant company facilities.

CEO Evaluation and Management Succession

The Compensation and Organization Development Committee conducts an annual review of the CEO’s performance in light of his or her performance relative to the company’s strategic goals and objectives as approved by the Board. The Board reviews the Committee’s report in order to ensure that the CEO is providing the best leadership for the company.

The Compensation and Organization Development Committee also provides an annual report to the Board on succession planning for the CEO and other executive officers. The CEO evaluates and makes recommendations regarding potential successors to these positions. The Committee reviews as appropriate with the Board potential candidates to succeed the CEO.

Annual Performance Evaluation

The Board conducts an annual self-evaluation to determine whether it, its committees and individual directors are performing effectively. The Nominating and Governance Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the company and on areas in which the Board or management believes that the Board could enhance its contribution to the company.

Dated: February 25, 2003, as amended on February 24, 2004

ANNEX B

MeadWestvaco

Audit Committee Pre-Approval Policy

I.	Statement of Principles

The Audit Committee of MeadWestvaco Corporation (the “Company”) is required to pre-approve the audit and non-audit services for the Company and its consolidated subsidiaries performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Each year, the Audit Committee will review and approve anticipated Audit, Audit-related and Tax Services.

In addition, there are certain Categories of Services set forth in Appendix A under Audit, Audit-related and Tax Services that have the pre-approval of the Audit Committee. The term of any pre-approval is the Company’s fiscal year in question unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the Category of Services that may be provided by the independent auditor without obtaining separate pre-approval from the Audit Committee. At each regularly scheduled meeting, the Audit Committee will review an updated projection of the estimated annual fees to be paid to the independent auditor. The Audit Committee may amend the appendix to this Policy from time to time in its discretion.

II.	Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee’s designee shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has determined to designate the Chairman of the Audit Committee as its designee. The Audit Committee may replace its designee or add additional designees at any time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management; however, the Audit Committee may designate members of management to execute engagement letters for services that have been pre-approved.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the separate pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Categories of Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee or its designee.

IV.	Audit-related Services

Audit-related services are services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are otherwise traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix A. All other Audit-related services not listed in Appendix A must be separately pre-approved by the Audit Committee or its designee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix A. All Tax services not listed in Appendix A must be separately pre-approved by the Audit Committee or its designee.

VI.	Other Permitted Non-Audit Services

All permissible non-audit services classified as Other Non-audit Services must be separately pre-approved by the Audit Committee or its designee.

VII.	Prohibited Services

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions. Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of the Audit Committee or its designee.

VIII.	Pre-Approval Fee Levels

The Audit Committee will establish pre-approved fee levels for each anticipated service periodically. If the fees for any separately approved proposed service exceed the pre-approved level by 10% and $25,000, those additional fees will require separate pre-approval by the Audit Committee or its designee. All pre-approved services listed on Appendix A will not require separate pre-approval unless the fees for any individual service exceed $100,000. Fees for any pre-approved service that exceed $100,000 will require the separate approval of the Audit Committee or its designee.

IX.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided.

X.	Procedures

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, including fees, provided by the independent auditor;

•	A listing of services provided by the independent auditor that have been pre-approved by the Audit Committee or its designee since its last regularly scheduled meeting; and

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent auditor.

XI.	Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Appendix A

Audit Services –

Category of Services

➢	Audits of the financial statements of the company or its subsidiaries required by SEC rules, lenders, statutory requirements, regulators, and others.

➢	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company.

➢	Accounting consultations and support related to generally accepted accounting principles.

Audit-Related Services –

Category of Services

➢	Audits related to investees and other contractual obligations such as the annual subtenant reports.

➢	Merger and acquisition attest services (e.g., closing balance sheet audits).

➢	Merger and acquisition due diligence services.

➢	Attest services related to the certification of internal controls structure (Sarbanes-Oxley Sections 302 and 404 certification/reporting).

Tax Services –

Category of Services

➢	U.S., federal, state and local tax planning and advice

➢	U.S., federal, state and local tax compliance

➢	International tax planning and advice

➢	International tax compliance

➢	Review of federal, state, local and international income, franchise and other tax returns

➢	Licensing of income tax preparation software and related programming from the independent auditor, provided the functionality is limited to the preparation of tax returns

Other Non-Audit Services –

➢	All Other Non-Audit Services must be separately pre-approved by the Audit Committee.

Except for Other Non-Audit Services which must always be separately pre-approved by the Audit Committee, all pre-approved services listed above will not require separate pre-approval by the Audit Committee unless the fees for any individual service exceed $100,000.

Exhibit 1

Prohibited Non-Audit Services

☐	Bookkeeping or other services related to the accounting records or financial statements of the audit client. The independent auditor cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

☐	Financial information systems design and implementation. The independent auditor cannot design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

☐	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent auditor cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the independent auditor would audit the results.

☐	Actuarial services. The independent auditor cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third-party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

☐	Internal audit outsourcing services. The independent auditor cannot provide any internal audit services relating to accounting controls, financial systems or financial statements.

☐	Management functions or human resources. Partners and employees of the independent auditor cannot act as a director, officer or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The independent auditor cannot recruit, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire, a specific candidate for a specific job.

☐	Broker-dealer, investment adviser or investment banking services. The independent auditor cannot serve as a broker-dealer, promoter or underwriter of the Company’s securities.

☐	Legal services and expert services unrelated to the audit. The independent auditor cannot provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

MeadWestvaco Corporation

World Headquarters

One High Ridge Park

Stamford, Connecticut 06905

http://www.meadwestvaco.com

Corporate Secretary

Telephone 203-461-7500

For shareholder information

Call toll free 1-800-432-9874

This proxy statement is printed on Vision® Velvet Text

manufactured at MeadWestvaco’s

Escanaba, Michigan, coated paper mill.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/mwv		1-866-593-3354
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

Internet and telephone votes must be received by 5 p.m., eastern time, on Monday, April 26, 2004 to be counted in the final tabulation.

1-866-593-3354

CALL TOLL-FREE TO VOTE

☐

ê  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  ê

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees listed below, and “FOR” proposal 2.

(1) Election of Directors							FOR	AGAINST	ABSTAIN

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	(2) Appointment of PricewaterhouseCoopers LLP as independent auditors for 2004.	☐	☐	☐

Nominees: 01-William E. Hoglund, 02-Douglas S. Luke, 03-Robert C. McCormack, 04-Jane L. Warner

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

The proxies or, in the case of the MeadWestvaco Corporation Savings Plans, the Trustee, are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above and FOR Proposal 2. Please date, sign and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title should be stated.

To change your address, please mark this box.    ☐

*Exceptions

S C A N L I N E

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Date Share Owner sign here	Co-Owner sign here

MEADWESTVACO CORPORATION

Annual Meeting of MeadWestvaco Shareholders, April 27, 2004

The undersigned holder(s) of Common Stock of MEADWESTVACO CORPORATION, a Delaware corporation (hereinafter referred to as the “company”), hereby appoints Wendell L. Willkie, II, and John J. Carrara (the “Proxies”) and either of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Stock of the undersigned entitled to vote at the Annual Meeting of MeadWestvaco Shareholders to be held at MeadWestvaco Corporation, One High Ridge Park, Stamford, Connecticut, on Tuesday, April 27, 2004 and at any and all adjournments of such meeting, upon the matters set forth on the reverse side hereof, and in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the company. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of MeadWestvaco Corporation that are held for me in the aforementioned Plans, by signing this card, I instruct the Trustee of such Plans to sign a proxy for me in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by MeadWestvaco Corporation Benefit Plans Investment Policy Committee or its designee.

(CONTINUED AND TO BE VOTED AND SIGNED ON

REVERSE SIDE)

MEADWESTVACO CORPORATION

P.O. BOX 11305

NEW YORK, NY 10203-0305

To include any comments, please mark this box. ☐